Exhibit 10.17
FUEL TECH, INC.
2011 APC Officer and GSM Commission Plan
1. OBJECTIVE; EFFECTIVE DATE
1.1. Objective. This 2011 Air Pollution Control (“APC”) Officer and GSM Commission Plan (“Plan”) describes the terms upon which Fuel Tech, Inc. (“Fuel Tech”) will compensate its Senior Vice President, APC Sales and its General Sales Manager, APC Sales for the sale of products and services relating to its APC line of business for sales occurring in the United States and Canada. The objective of this Plan is to increase the revenues and profitability of Fuel Tech by providing compensation incentives to its Senior Vice President, APC Sales and its General Sales Manager, APC Sales.
1.2. Effective Date. This Plan shall be effective as of January 1, 2011 and continue in effect through December 31, 2011, subject to the terms hereof.
2. DEFINITIONS
“Commission” — means the commission paid to the Officer in accordance with this Plan.
“Eligible Employee” — means any Fuel Tech employee eligible for participation in the Employee Commission Plan, as such plan may be amended in Fuel Tech’s sole discretion.
“Employee Commission Plan” — means the 2011 APC Employee Commission Plan, as such plan may be amended in Fuel Tech’s sole discretion.
“GSM” — means Fuel Tech’s General Sales Manager, APC Sales.
“Officer” — means Fuel Tech’s Senior Vice President, APC Sales.
“Specified Percentage” — means the confidential percentage rate provided to the Officer and the GSM together with this Plan.
3. COMMISSION
3.1 Commission. Fuel Tech shall pay to the Officer and the GSM a Commission equal to the Specified Percentage of all commission payments by Fuel Tech to Eligible Employees under the Employee Commission Plan; provided, however, that Fuel Tech shall be entitled to offset from such payments an amount equal to the Specified Percentage of any and all offsets made to commission payments to Eligible Employees under the Employee Commission Plan.
3.2 Payments. Following the end of each calendar quarter during which this Plan is in effect, Fuel Tech will determine the aggregate amount of Commission due to the Officer or GSM based upon Fuel Tech’s then-current internal accounting records in accordance with GAAP, and pay the Officer or GSM the amount of such Commission from the prior calendar quarter within forty-five (45) days, subject to any offsets.

4. ADDITIONAL TERMS
4.1 Dispute Resolution. Disagreements or disputes between Fuel Tech and the Officer arising out of or relating to the interpretation of this Plan shall be submitted to the Chief Executive Officer and Executive Vice President, Marketing & Sales for resolution. Such officers shall decide the issue in their sole and absolute discretion. Any such decision shall be final and binding. For the avoidance of doubt, it is understood that neither the Officer nor the GSM shall not be entitled to participate in any other incentive plan or arrangement offered by Fuel Tech.
4.2 Modification, Amendment or Termination. This Plan is subject to modification, amendment or termination at any time at the discretion of Fuel Tech. Fuel Tech shall provide the Officer and GSM with written notice of any such modification, amendment or termination.
4.3 No Effect on Employment. This Plan is not intended to and does not in any way alter the at-will nature of the Officer’s employment with Fuel Tech, nor does it constitute a guarantee of employment for a specified period. Employment with Fuel Tech is at will, which means that either the Officer or Fuel Tech may terminate the employment relationship at any time, with or without cause or prior notice. This Plan does not create a contractual relationship or any contractually enforceable rights between the Company or its wholly owned subsidiaries and the employee.
4.4 Disclaimer. This Plan is only valid for the year 2011. There is no guarantee that in 2012 or in subsequent years a commission plan or similar plan shall be adopted, and, if adopted, the terms, conditions and provisions of any such plan shall be determined in the sole and absolute discretion of the Board of Directors of Fuel Tech.

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